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                                                                     EXHIBIT IV

                               OPERATING AGREEMENT

                                       0F

                         STRATEGIC VALUE INVESTORS, LLC

                           Dated as of October 2, 1997
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                             OPERATING AGREEMENT OF
                         STRATEGIC VALUE INVESTORS, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS
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                                   ARTICLE 1.

                                  DEFINITIONS .............................   1
 1.1     Defined Terms ....................................................   1
 1.2     Construction .....................................................   9

                                   ARTICLE 2.

                                 THE COMPANY ..............................  10
 2.1     Formation Under Act ..............................................  10
 2.2     Statutory Compliance .............................................  10
 2.3     Name of Company ..................................................  10
 2.4     Purpose of Company ...............................................  10
 2.5     Principal and Registered Office; Service of Process ..............  11
 2.6     Expenses of Consideration of Investment by Member ................  11
 2.7     No Individual Authority ..........................................  11
 2.8     No Member Responsible for Other's Commitments ....................  11

                                   ARTICLE 3.

                                     TERM .................................  11
 3.1     Term .............................................................  11

                                   ARTICLE 4.

                          MANAGEMENT OF THE COMPANY .......................  12
 4.1     The Investment Advisory Agreement ................................  12
 4.2     Management .......................................................  12

                                   ARTICLE 5.

                                 FISCAL YEAR ..............................  12
 5.1     Calendar Year ....................................................  12

                                   ARTICLE 6.

                                   MEMBERS ................................  12
 6.1     Liability ........................................................  12


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 6.2     Indemnification ..................................................  13
 6.3     Appointment of Investment Advisor as Attorney-In-Fact ............  13
 6.4     Survival of Appointment ..........................................  14

                                   ARTICLE 7.

                                   MEETINGS ...............................  14
 7.1     Meetings .........................................................  14
 7.2     Quorum ...........................................................  14
 7.3     Manner of Acting .................................................  15
 7.4     Proxies ..........................................................  15
 7.5     Action by Members Without a Meeting ..............................  15
 7.6     Waiver of Notice .................................................  15

                                   ARTICLE 8.

 CAPITAL COMMITMENTS AND CONTRIBUTIONS OF THE MEMBERS .....................  15
 8.1     Calls on Capital Commitments .....................................  15
 8.2     Allocation of Investment Securities Acquired .....................  16
 8.3     Defaults .........................................................  16
 8.4     Subsequent Fund Closings .........................................  16

                                   ARTICLE 9.

                                 REDEMPTIONS ..............................  17

                                   ARTICLE 10.

                        ALLOCATIONS AND DISTRIBUTIONS .....................  17
10.1     Distributions ....................................................  17
10.2     Allocations ......................................................  18
10.3     Allocation of Tax Items for Federal and State and Local Tax
         Purposes .........................................................  19

                                   ARTICLE 11.

    ASSIGNMENT; RESTRICTIONS ON TRANSFER OF INTERESTS .....................  20
11.1     Transfers ........................................................  20
11.2     Assumption by Assignee ...........................................  20
11.3     Other Assignments Void ...........................................  21


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                                   ARTICLE 12.

                             INDEPENDENT REVIEWER .........................  21
12.1     Independent Reviewer .............................................  21
12.2     Initial Independent Reviewer .....................................  21

                                   ARTICLE 13.

       BOOKS AND RECORDS, REPORTS, TAXES, ETC .............................  22
13.1     Books; Reports ...................................................  22
13.2     Where Maintained .................................................  22
13.3     Tax Returns ......................................................  22
13.4     Section 754 Election .............................................  22

                                   ARTICLE 14.

                                 DISSOLUTION ..............................  22
14.1     Dissolution ......................................................  22
14.2     Procedures .......................................................  23
14.3     Certificate of Cancellation ......................................  23
14.4     No Action for Dissolution ........................................  24

                                   ARTICLE 15.

                                   NOTICES ................................  24
15.1     In Writing; Address ..............................................  24

                                   ARTICLE 16.

                                MISCELLANEOUS .............................  25
16.1     Governing Law ....................................................  25
16.2     Entire Agreement .................................................  25
16.3     Headings .........................................................  25
16.4     Parties in Interest ..............................................  25
16.5     Confidentiality ..................................................  25
16.6     Amendments; Waivers ..............................................  25
16.7     Severability .....................................................  26
16.8     Qualification in Other States ....................................  26
16.9     Consent to Jurisdiction and Litigation ...........................  26
16.10    Partnership Tax Treatment; Tax Matters Partner ...................  27
16.11    Conflicts; Waiver ................................................  27
16.12    Counterparts .....................................................  27


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16.13    Waiver of Jury Trial .............................................  27


                                       iv
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                             OPERATING AGREEMENT OF
                         STRATEGIC VALUE INVESTORS, LLC

            This Operating Agreement (this "Agreement") of STRATEGIC VALUE INVESTORS, LLC (the "Company") is entered into and shall be effective as of the 2nd day of October, 1997, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), and the other parties identified on the signature pages hereof (Prudential and such other parties, collectively the "Members").

                                 R E C I T A L S

            WHEREAS, the Members desire to form a limited liability company under the Delaware Limited Liability Company Act (the "Act") to invest in REIT Shares or Partnership Units of REIT Partnerships (as such capitalized terms are defined below);

            WHEREAS, the Members desire to execute this Agreement to establish the rules and procedures that are to govern the conduct of the business and affairs of the Company as set forth below,

            NOW, THEREFORE, in consideration the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged and intending to be legally bound thereby, the Members hereby covenant and agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Accountants" means Price Waterhouse, LLP or any other accountancy firm that has been retained by the Investment Advisor to serve as accountants to the Company.

            "Act" has the meaning set forth in the Recitals.

            "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                  (i) credit to such Capital Account any amount that such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(l) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes


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      during such year in minimum gain, as determined in accordance with
      Sections 1.704-2(d) and 1.704-(i)(3) of the Treasury Regulations; and

                  (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

            This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

            "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

            "Agreement" means this Operating Agreement as the same shall be amended or supplemented from time to time in accordance with the terms set forth herein.

            "Allocated Percentage" has the meaning set forth in the Investment Advisory Agreement.

            "Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

            "Base Rate" means, at any date, the prime rate then in effect for The Chase Manhattan Bank (or, if unavailable, another major money center bank selected by the Investment Advisor), plus 2% per annum per annum.

            "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial lenders under the laws of the States of Delaware, New Jersey or New York.

            "Capital Account" means, with respect to each Member, a single capital account that shall be established for such Member and that shall be maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's allocable share of Profits, and any


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      items in the nature of income or gain that are specially allocated pursuant to Article 10 of this Agreement, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property actually or deemed distributed to such Member pursuant to any provision of this Agreement, such Member's allocable share of Losses, and any items in the nature of expenses or Losses that are specially allocated pursuant to
      Article 10 of this Agreement, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (iii) In the event the Gross Asset Values of Company assets are adjusted, the Capital Accounts of all Members shall be adjusted simultaneously to reflect aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

                  (iv) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

                  (v) In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

            "Capital Commitment" means, when referring to a dollar amount, (i) with respect to any Member other than Prudential, an amount committed by such Member pursuant to a Subscription Agreement and (ii) with respect to Prudential, that amount which, when aggregated with all amounts referred to in clause (i) above, equals 49% of the aggregate amount committed by the Members to the Company.

            "Capital Contribution" means, for each Member, the aggregate amount contributed to the Company by such Member pursuant to Section 8.1 hereof; provided that, in the case of Prudential, the value of any Investment Securities contributed to the Company by Prudential (valued on the basis of the price established in the investment transaction) shall be included in such amount.

            "Certificate of Formation" means the Certificate of Formation of the Company filed with the Delaware Secretary of State on September 10, 1997, as amended or restated from time to time.

            "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue laws.


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            "Commitment Period" means the period commencing on the closing of the first purchase of Investment Securities by the Company and expiring on the second anniversary of such date (or the third anniversary of such date if the Commitment Period is extended) or, if earlier, on the date on which the Company is terminated.

            "Company Minimum Gain" has the meaning assigned to the term partnership minimum gain in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d)(1). In general, Company Minimum Gain equals the excess of the amount by which a Nonrecourse Liability exceeds the adjusted tax basis of the Company property it encumbers.

            "Company Property" means all assets owned by the Company and forming a part of, or in any way related to or used in connection with, the ownership, and operation of the business of the Company, including all Investment Securities held by the Company and any cash held in bank accounts or investments held in the name of the Company.

            "Defaulting Member" has the meaning set forth in Section 8.3.

            "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Tax Matters Partner.

            "Disposition Proceeds" means all cash and non-cash proceeds received by the Company for any sale or other disposition of any Investment Security or portion thereof.

            "Dissolution Events" has the meaning set forth in Section 14.1.

            "Distributions" means all distributions made, or deemed to be made, to the Members pursuant to Section 10.1.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

            "Fiscal Year" has the meaning set forth in Article 5.

            "Governmental Plan" has the meaning set forth in Section 3(32) of ERISA.


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            "Gross Asset Value" means, with respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset (valued on the basis of the price established in the investment transaction) on the date of the contribution, as determined by the Investment Advisor.

                  (ii) The Investment Advisor shall adjust the Gross Asset Values of all Company assets to equal the respective fair market values of the assets, as reasonably determined by the Investment Advisor, as of (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Investment Advisor reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

                  (iii) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                  (iv) The Gross Asset Value of any Company asset distributed to any Members will be the gross fair market value of the asset as determined by the Investment Advisor on the date of distribution.

            After the Gross Asset Value of any asset has been determined or adjusted under subparagraphs (i), (ii), or (iii) above, the Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

            "Initial Closing Date" means the date on which the Company first issues Interests to the Members.

            "in-Interest" means, with respect to any percentage or fraction, the Members voting for or against the related proposal or issue, as the case may be, expressed in terms of a percentage or fraction of aggregate Capital Commitments.

            "Interest" means with respect to any Member, the interest of such Member in the Company, measured in terms of such Member's Capital Commitment.


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            "Investment Advisor" means the Prudential Investment Corporation in its capacity as investment advisor under the Investment Advisory Agreement, which will fulfill its responsibilities through PREI.

            "investment Advisor Fees" has the meaning set forth in the Investment Advisory Agreement.

            "Investment Advisory Agreement" has the meaning set forth in Section 4.1.

            "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

            "Investment Securities" means REIT Shares and Partnership Units, collectively.

            "Liquidator" has the meaning set forth in Section 14.2(a).

            "Member" means each party that shall execute this Agreement or a counterpart of this Agreement. "Member" means any of the Members.

            "Member Nonrecourse Debt" means any nonrecourse debt of the Company for which any Member bears the economic risk of loss, as described in Treasury Regulations Section 1.704-2(b)(4).

            "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

            "Member Nonrecourse Deductions" has the meaning assigned to the term partner nonrecourse deductions in Treasury Regulations Section 1.704-2(i)(2). In general, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any tax year is the excess, if any, of the net increase during such year in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, over the aggregate amount of any actual or deemed distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt, and are allocable to an increase in the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt.

            "Member's Share of Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(1), the sum of Nonrecourse Deductions allocated to such Member and the aggregate amount of distributions made to such Member of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, minus the aggregate of such Member's Share of the Net Decrease in Company Minimum Gain.


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            "Member's Share of Member Nonrecourse Debt Minimum Gains" generally means, as described in Treasury Regulations Section 1.704-2(i)(5), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(1) with respect to each Member Nonrecourse Debt for which such Member bears the economic risk of loss.

            "Member's Share of the Net Decrease in Company Minimum Gain" generally means, as described in Treasury Regulations Section 1.704-2(g)(2), an amount equal to the total net decrease in Company Minimum Gain multiplied by a ratio equal to such Member's Share of Company Minimum Gain at the end of the immediately preceding taxable year over the total Company Minimum Gain at such time.

            "Member's Share of the Net Decrease of Member Nonrecourse Debt Minimum Gain" generally means, as described in Treasury Regulations 1.704-2(i)(4), an amount determined in a manner consistent with Treasury Regulations Section 1.704-2(g)(2).

            "Memorandum" means the Private Placement Memorandum dated July 1, 1997, relating to the Company, as amended, restated, supplemented or otherwise modified, pertaining to the offering of the Interests.

            "Nonrecourse Deductions" has the meaning assigned to such term in Treasury Regulations Section 1.704-2(c). In general, the amount of Nonrecourse Deductions for a Company taxable year equals the excess of the net increase, if any, in the amount of Company Minimum Gain during such year over the aggregate amount of distributions during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

            "Nonrecourse Liability" means any debt of the Company to the extent that no Member (or a Person related to a Member) bears the economic risk of loss for that liability, as described in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1s(a)(2).

            "Notice of Default" has the meaning set forth in Section 8.3.

            "Other Operating Agreements" has the meaning set forth in the Investment Advisory Agreement.

            "Partnership Units" means partnership interests in REIT
Partnerships.

            "Performance Fees" has the meaning set forth in the Investment Advisory Agreement.

            "Person" means an association, a corporation, an individual, a limited liability company, a partnership, a trust or any other entity or organization, including a government or an agency, board, court, department, official, political subdivision or representative thereof or any other governmental entity.


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            "PIMS" means Prudential Investment Management Services LLC, a
Delaware limited liability company.

            "Portfolio Income" means all cash and non-cash dividends or other actual or deemed distributions in respect of any Investment Securities or portion thereof that do not constitute Disposition Proceeds.

            "PREI" means Prudential Real Estate Investors, a division of Prudential.

            "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the Company's federal taxable income or loss (as is appropriate) for such year or other period, determined in accordance with Code
Section 703(a) (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

                  (iii) Gain or loss resulting from any disposition of Company property (with respect to which gain or loss is recognized for federal income tax purposes) will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                  (iv) Any items that are specially allocated pursuant to
      Section 5.2 shall be excluded from the determination of Profits and Losses; and

                  (v) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period.

            "Public Investment Security" has the meaning set forth in the Investment Advisory Agreement.

            "Redemption Vehicles" has the meaning set forth in the Investment Advisory Agreement.

            "REIT" means any public or private real estate company or real estate investment trust, whether or not such company qualifies as a real estate investment trust under applicable provisions of the Code.


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

            "REIT Partnership" means any partnership in which a REIT owns general partnership interests or other significant partnership interests.

            "REIT Shares" means shares or equivalents thereof of REITs.

            "Section 704(c) Property" means (i) each item of property that is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-3(a)(3) of the Treasury Regulations applies, and (ii) each item of Company property that, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Treasury Regulations, is governed by the principles of Section 704(c) of the Code (or principles contained in Section 704(c) of the Code).

            "Securities Act" means the Securities Act of 1933, as the same may be amended.

            "Standard of Care" has the meaning set forth in the Investment Advisory Agreement.

            "Subscription Agreement" means one of the several Subscription Agreements between the Company and a Member.

            "Tax Matters Partner" means the person designated as "Tax Matters Partner" pursuant to Section 16.10.

            "Transfer" means (a) as a noun, any voluntary or involuntary, direct or indirect, sale, conveyance, assignment, transfer, divestment, alienation, pledge, hypothecation, creation of a security interest in, or other disposition, or encumbrance, and (b) as a verb, voluntarily or involuntarily, directly or indirectly, to sell, convey, assign, transfer, divest, alienate, pledge, hypothecate, create a security interest in, or otherwise dispose of or encumber; whether for consideration or gratuitously.

            "Treasury Regulations" means the regulations implementing the Code, as the same may be hereafter amended.

            "Unaffiliated Member" means a Member other than Prudential.

            "Unfunded Commitments" means any Member's Capital Commitments that have not been called by the Investment Advisor and delivered by such Member plus any capital contribution returned to such Member pursuant to Section 8.4.

            "Venture Capital Operating Company" has the meaning set forth in Department of Labor regulation 29 C.F.R. ss. 2510.3 - 101(d).

            1.2 Construction. Any of the terms used herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used,


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shall include any other number or gender, as the context may require. The words
"herein", "hereof" and "hereunder" shall refer to this Agreement unless the context otherwise requires. The word "including" shall mean "including, without limitation," except where the context otherwise requires. References to contracts, agreements, and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications permitted by the terms of this Agreement. References to specific statutes include (a) successor statutes of similar purpose and import, and (b) all rules, regulations and orders promulgated thereunder. The term "provisions," when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase "terms, covenants, agreements, requirements, conditions and/or". This Agreement shall not be construed against any party hereto as the drafters hereof. All references to "Articles," "Sections," "clauses," and "Exhibits" are to Articles, Sections, clauses and Exhibits to this Agreement unless the context otherwise requires. All Exhibits attached hereto are made a part hereof and are incorporated herein by this reference.

                                   ARTICLE 2.

                                   THE COMPANY

            2.1 Formation Under Act. The Members hereby associate themselves as members in a limited liability company under the Act, upon the terms and conditions contained in this Agreement. The Members hereby ratify and confirm the Certificate of Formation, and resolve that the same was duly authorized, executed, delivered and filed. The Investment Advisor shall, when required, file such amendments to, or restatements of, the Certificate of Formation, in such public offices in the State of Delaware or elsewhere as the Investment Advisor deems advisable to give effect to the provisions of this Agreement and the Certificate of Formation, and to preserve the character of the Company as a limited liability company.

            2.2 Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any provision of the Act, such provision of this Agreement shall control unless the contravention of such provision of the Act is expressly prohibited by the Act. Members shall execute and file such documents and instruments as may be necessary or appropriate in the sole discretion of the Investment Advisor with respect to the formation of, and the conduct of business by, the Company.

            2.3 Name of Company. The Company will be conducted under the name "Strategic Value Investors, LLC."

            2.4 Purpose of Company. The purpose of the Company is to acquire, sell, dispose of, and invest in Investment Securities and to engage in such other activities as are permitted hereby. The Company shall not engage in any other business. In connection with the


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

foregoing, the Company may engage in all activities necessary, customary, convenient or incident to such purpose, upon the terms and subject to the conditions of this Agreement.

            2.5 Principal and Registered Office; Service of Process. The principal office of the Company shall be: 8 Campus Drive, 4th Floor, Arbor Circle South, Parsippany, New Jersey 07054-4493 or such other place as the Investment Advisor may from time to time determine. The registered address of the Company shall be: 1023 Centre Road, Wilmington, Delaware 19805. The registered agent of the Company at such address shall be Corporation Service Company. The registered agent shall mail a copy of any process against the Company served upon it to the Company at the address set forth above, and the Investment Advisor shall deliver a copy of any such process received by the Company to each of the Members. The Investment Advisor may elect to change the Company's registered agent and the Company's registered and principal offices by complying with the relevant requirements of the Act.

            2.6 Expenses of Consideration of Investment by Member. Each Member shall bear its own expenses in connection with its consideration of an investment in the Company and its acquisition of Interests therein, including the fees of any attorney, financial advisor, or other consultant utilized by such Member.

            2.7 No Individual Authority. No Member acting alone shall have any authority to act for, or undertake, or assume any obligations or responsibility on behalf of the other Members or the Company.

            2.8 No Member Responsible for Other's Commitments. No Member shall be responsible or liable for any obligation of any other Member hereunder, including the obligation of any Member to the Company to make any Capital Commitment hereunder.

                                   ARTICLE 3.

                                      TERM

            3.1 Term. The term of the Company commenced upon the filing of the Certificate of Formation in the office of the Delaware Secretary of State and shall continue until the fifth anniversary of the first call on any Capital Commitment unless earlier dissolved and terminated pursuant to Article 14.

                                   ARTICLE 4.

                            MANAGEMENT OF THE COMPANY

            4.1 The Investment Advisory Agreement. The Company has, contemporaneously herewith, entered into an Investment Advisory Agreement (the "Investment Advisory Agreement") with the Investment Advisor. The Investment Advisory Agreement may be terminated by a vote of one-half in Interest of the Unaffiliated Members (referred to therein as "Unaffiliated Investors") as provided in the Investment Advisory Agreement.

            4.2 Management. Pursuant to the Investment Advisory Agreement, PIC will serve as investment advisor to, and manager of the Company, and will fulfill its responsibilities through PREI. PREI will have the rights and responsibilities as set forth in the Investment Advisory Agreement.

                                   ARTICLE 5.

                                   FISCAL YEAR

            5.1 Calendar Year. The fiscal year (the "Fiscal Year") of the Company shall be the calendar year, unless (subject to obtaining consent of the Internal Revenue Service) the Investment Advisor shall otherwise decide.

                                   ARTICLE 6.

                                     MEMBERS

            6.1 Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company and shall have no obligation to make Capital Contributions in excess of its Capital Commitment (together with Disposition Proceeds that may be recalled during the Reinvestment Period), except to the extent required by the Act and Section 6.2.

            6.2 Indemnification.

                  (a) Except as otherwise required by law, the Investment Advisor and its Affiliates, directors, officers, employees, shareholders, assigns, representatives or agents shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss, liability, damage, settlement cost, or other expense (including attorneys' fees) incurred by reason of any act or omission or any such alleged act or omission performed or omitted by such Person (including those in connection with serving on boards of directors for companies in the Company's portfolio) if such Person acted in a manner consistent with the Standard of Care.

                  (b) To the fullest extent permitted by applicable law, the Investment Advisor, PIMS, PREI, the Independent Reviewer and any of their respective officers, directors, agents, stockholders, partners, members, employees, other Affiliates, and any other Person who serves at the request of the Investment Advisor on behalf of the Company (each such Person being an "Indemnitee") shall be held harmless and be indemnified by the Company for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees and disbursements) incurred by such Indemnitee on behalf of the Company or in furtherance of the interests of the Company or otherwise arising out of, or in connection with, the Company; provided that such Indemnitee acted in a manner consistent with the Standard of Care.

                  (c) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

                  (d) The individual indemnity obligation of each Member will be limited to the lesser of (i) the aggregate of: (x) such Member's Unfunded Commitments; (y) Distributions (including Distributions in redemption) previously made to such Member; and (z) the Member's Interest in the Company or
(ii) such Member's Capital Commitment.

            6.3 Appointment of Investment Advisor as Attorney-In-Fact. Each Member irrevocably constitutes and appoints the Investment Advisor, and any replacement or substitute Investment Advisor, as such Member's true and lawful attorney-in-fact and agent, with full power and authority in such Member's name, place and stead, (a) to execute, acknowledge, deliver, file and record in the appropriate public offices all certificates or other instruments (including counterparts of this Agreement) that the Investment Advisor deems appropriate to continue the Company as a limited liability company in the jurisdiction in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners' errors, from and after the date on which such Member becomes a Defaulting Member, all documents and instruments (including transfer and sale documents) that the Investment Advisor deems necessary to implement the rights and remedies set forth in Section 8.3, (b) to take all actions necessary and to execute and deliver all documents, certificates and other instruments (including Other Operating Agreements) in connection with the formation of Redemption Vehicles in accordance with Section 6(c) of the Investment Advisory Agreement and the subsequent operation of such Redemption Vehicles and (c) to take all actions as are necessary and appropriate to fulfill the duties of Investment Advisor as set forth herein, as referenced in the Investment Advisory Agreement and/or as described in the Memorandum.

            6.4 Survival of Appointment. The appointment by all Members of the Investment Advisor as attorney-in-fact set forth in Section 6.3 shall be deemed to be a power coupled with an interest and with full power of substitution, in recognition of the fact that each of the Members will be relying upon the Investment Advisor to act as contemplated by this Agreement in any filing and other action by the Investment Advisor on behalf of the Company, and such power shall, to the extent permitted by law, survive the death, disability, incompetency, withdrawal, removal, bankruptcy or insolvency of any Person hereby giving such power and the transfer by a Member of all or part of its Interest. The foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

                                   ARTICLE 7.

                                    MEETINGS

            7.1 Meetings. Meetings of Members shall be called from time to time by the Investment Advisor or one-third in-Interest of the Unaffiliated Members. Any such meetings shall be held at the principal place of business of the Company. Members may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting.

            7.2 Quorum. Attendance by a majority in-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members whose absence would cause less than a quorum to be present.

            7.3 Manner of Acting. If a quorum is present, the affirmative vote of a majority in-Interest of the Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or by this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which Members vote or consent may vote or consent upon any such matter and their vote shall be counted in the determination of whether the requisite matter was approved by the Members.

            7.4 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Investment Advisor before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

            7.5 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote if the action is evidenced by one or more written consents describing the action taken, signed by all Members and delivered to the Investment Advisor for inclusion in the minutes or for filing with the Company records. Action taken under this Section 7.5 is effective when all Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

            7.6 Waiver of Notice. When any notice is required to be given to any Member, a written waiver of notice signed by the Person entitled to such notice, whether before, at, or after the time stated in the notice, shall be equivalent to the giving of such notice.

                                   ARTICLE 8.

              CAPITAL COMMITMENTS AND CONTRIBUTIONS OF THE MEMBERS

            8.1 Calls on Capital Commitments.

                  (a) Each Member shall make contributions to the capital of the Company by contributing amounts, in installments when and as called by the Investment Advisor, from time to time in accordance with Sections 3(e) and 4(d) of the Investment Advisory Agreement, upon at least ten Business Days' prior written notice; provided that, at initial closing, the Investment Advisor shall not be required to provide ten Business Days notice but will provide notice in as far advance of the initial closing as possible.

                  (b) At or prior to the first closing of a transaction to acquire Investment Securities, and at or prior to each subsequent closing of a transaction to acquire Investment Securities, the Capital Commitments will be called in an aggregate amount sufficient to acquire the Investment Securities (and related closing costs) and, in the case of the first transaction, the costs of organization of the Company.

            8.2 Allocation of Investment Securities Acquired. Each of the Investment Securities acquired by the Company shall be allocated on the books of the Company (a) in the case of Investment Securities contributed by a Member to the Company, to the Member contributing such Investment Securities, and (b) otherwise, to the Members in proportion to their relative Capital Contributions with respect to such Investment Securities; provided, however, that under no circumstances shall Partnership Units be allocated to any Member other than Prudential. In the case of any investment made by the Company both in the form of REIT Shares and Partnership Units, Prudential shall be allocated all such Partnership Units and that number of REIT Shares sufficient for Prudential to have been allocated its proportionate amount of such investment, and the remainder of such REIT Shares shall be allocated among the Members other than Prudential in proportion to their relative capital contributions with respect to such Investment Securities.

            8.3 Defaults. If a Member (a "Defaulting Member") fails to pay when due (a) any installment of its Capital Commitment and such failure continues for ten days after written notice thereof from the Company (the "Notice of Default") or (b) any fees it is required to pay pursuant to the Investment Advisory Agreement and such failure continues for 30 days after an invoice therefor, the Company may, in its sole discretion and in addition to any other legal and equitable remedies the Company may have: (i) reduce the Capital Commitment of the Defaulting Member by all or a portion of the sums so unpaid; (ii) commence legal proceedings against the Defaulting Member to collect any sums due and unpaid plus any collection expenses, including court costs and reasonable attorneys' fees and disbursements; (iii) cancel without consideration, 20% of any Interests held by the Defaulting Member and its Affiliates; and/or (iv) determine that the Defaulting Member shall forfeit to the nondefaulting Members all distributions except to the extent a distribution represents a return of a capital call made by the Defaulting Member.

            8.4 Subsequent Fund Closings. On each Subsequent Closing held pursuant to Section 3(d) of the Investment Advisory Agreement, the Company may admit additional Members to the Company or may permit Members to increase their Capital Commitments to the Company. At each Subsequent Closing, each additional Members will purchase Interests by contributing to the Company an amount determined by the Investment Advisor based on the value of the Investment Securities then held by the Company and as determined in accordance with Section 3(f) of the Investment Advisory Agreement. Each additional Member shall also contribute to the Company an amount equal to its portion of costs and expenses paid by the Company prior to the date of such Subsequent Closing, together with interest on such costs and expenses at a rate equal to Base Rate. The amount contributed to the Company at any Subsequent Closing will be distributed to Unaffiliated Members admitted to the Company prior to such Subsequent Closing Date, by the Investment Advisor within ten Business Days of receipt of same, and distributed to each Unaffiliated Member ratably in proportion to their Capital Commitments; provided that the Investment Advisor may direct a portion of such amounts to instead be paid to SVI-International in order to equitably allocate costs and expenses of SVI-

International and the Company. All amounts so distributed may be recalled by the Investment Advisor during the Commitment Period pursuant to Section 8.1(a) and Sections 3(e) and 4(d) of the Investment Advisory Agreement. Each Member purchasing Interests on a Subsequent Closing Date will agree to be bound by the terms of this Agreement and to execute a counterpart to this Agreement in the form of Exhibit A attached hereto.

                                   ARTICLE 9.

                                   REDEMPTIONS

            Members shall have the rights to cause redemptions with respect to their Allocated Percentages of Public Investment Securities (and, in the case of Prudential, Partnership Units) set forth in Section 6 of the Investment Advisory Agreement.

                                   ARTICLE 10.

                          ALLOCATIONS AND DISTRIBUTIONS

            10.1 Distributions.

                  (a) The Investment Advisor may, in its sole discretion, make distributions ("Distributions") of cash, property or securities of the Company to the Members at any time and from time to time.

                  (b) Distributions of Disposition Proceeds and Portfolio Income in respect of Investment Securities acquired by the Company, net of any expenses attributable thereto, shall be made to the Members to whom such Investment Securities have been allocated by the Company pursuant to Section 8.2.

                  (c) Amounts distributed to a Member may be withheld until any federal or state withholding obligations of the Company with respect to such Member are satisfied. Any amount withheld under this Section 10.1(c) shall be treated as having been distributed to the Member to whom such withholding applies.

                  (d) Amounts distributed to a Member may be withheld to pay Investment Advisor Fees or Performance Fees then due by such Investor. Any amount withheld under this Section 10.1(d) shall be treated as having been distributed to the Member from whom such Investment Advisor Fees or Performance Fees were due.

                  (e) Notwithstanding anything to the contrary in this Agreement or the Investment Advisory Agreement, no Distribution of Disposition Proceeds or Portfolio Income in respect of Partnership Units shall be made to any Member other than Prudential.

            10.2 Allocations.

                  (a) In General. Subject to paragraph (b) below, all Profits and Losses of the Company shall be allocated to the Capital Accounts of the Members as follows:

                        (i) Each item of income, gain, deduction or loss of the Company attributable to an Investment Security of the Company (including, without limitation, all Portfolio Income received with respect to such Investment Security and all expenses attributable to the acquisition or disposition of such Investment Security) shall be allocated to the Capital Account of the Member to whom such Investment Security is allocated on the books of the Company under Section 8.2. For this purpose, expenses of the Independent Reviewer with respect to any Investment Securities shall be allocated pro rata to the Members other than Prudential to whom such Investment Securities are allocated pursuant to Section 8.2.

                        (ii) All other income, gain, deduction or loss of the Company shall be allocated to the Capital Accounts of the Members in proportion to their respective Capital Commitments.

                  (b) Regulatory Allocations.

                        (i) If there is a Net Decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's Share of the Net Decrease in Company Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This clause (i) is intended to comply with the "minimum gain chargeback" requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                        (ii) If there is a Net Decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year attributable to a Member Nonrecourse Debt, each Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member's Share of the Net Decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This clause (ii) is intended to comply with the "partner minimum gain chargeback" requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                        (iii) If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations
      Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this clause (iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 5.4 have been tentatively made as if this clause (iii) were not in this Agreement. This clause (iii) is intended to constitute a "qualified income offset" as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                        (iv) Member Nonrecourse Deductions shall be allocated among the Members who bear the "economic risk of loss" with respect to the Member Nonrecourse Debt resulting in such Member Nonrecourse Deductions. This clause (iv) is to be interpreted in a manner consistent with the requirements of Treasury Regulations Section 1.704-2(b)(4) and (i)(1).

                        (v) The allocations set forth in this paragraph (b) (the "Regulatory Allocations") are intended to comply with certain requirements of the applicable Treasury Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Section 10.2, the Regulatory Allocations shall be taken into account in allocating other operating Profits, Losses and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

            10.3 Allocation of Tax Items for Federal and State and Local Tax Purposes.

                        (i) Subject to Sections 1.704-1(b)(4)(i) and
      1.704-1(b)(2)(iv)(m) of the Treasury Regulations and the remaining paragraphs of this Section 10.3, allocations of income, gain, loss, deduction and credit for federal, state and local tax purposes shall be allocated to the Members in the same manner and amounts as the book items corresponding to such tax items are allocated for Capital Account purposes.

                        (ii) Notwithstanding paragraph (a) hereof, any increase or decrease in the amount of any items of income, gain, loss, deduction or credit for tax purposes attributable to an adjustment to the basis of Company assets made pursuant to a valid election or deemed election under Sections 732(d), 734, 743, and 754 of the Code, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment, shall be allocated to those Members entitled thereto under such law. Such items shall be excluded in determining the Capital Accounts of the Members, except as otherwise provided by Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

                        (iii) For purposes of determination of the Members' share of the excess Nonrecourse Liabilities of the Company for purposes of
      Section 1.752-3(a)(3) of the Treasury Regulations, each such liability attributable to an Investment Security of the Company (as determined by the Tax Matters Partner) shall be allocated to the Member to whom such Investment Security has been allocated under Section 8.2 hereof, and any other such liability shall be allocated to the Members' in proportion to their respective Unrecovered Capital.

                        (iv) If the Company owns or acquires Section 704(c) Property, or if the value of the assets of the Company are adjusted as described in the definition of "Gross Asset Value" herein, then, solely for tax purposes and not for Capital Account purposes, tax depreciation, and any gain or loss, attributable to such Section 704(c) Property shall be allocated between or among the Members in a manner that takes into account the variation between such value and such adjusted tax basis, in accordance with the principles of Code Section 704(c) and the "traditional method with curative allocations" as set forth in Treasury Regulations
      Section 1.704-3(b). To the extent permitted by law, such curative allocations will be effected by allocating all income attributable to Partnership Units to Prudential.

                                   ARTICLE 11.

                ASSIGNMENT; RESTRICTIONS ON TRANSFER OF INTERESTS

            11.1 Transfers. The Members, or any assignee or successor in interest of the Members, may only transfer their applicable Interests in the Company, or in any part thereof, as provided in this Article 11. Interests may not be Transferred without the prior written consent of the Investment Advisor. Further, such consent will be withheld if such Transfer: (a) is not as permitted under the Securities Act, and applicable state securities laws, pursuant to registration or an exemption therefrom; (b) would cause the number of security holders in the Company to exceed 100 persons, as determined pursuant to the Investment Company Act; (c) would, if taken together with all Interests previously Transferred, result in a Transfer of more than 79% of the Interests in the Company; (d) calls into question the qualification of the Company or any related vehicle as a Venture Capital Operating Company under ERISA; and (e) would result in the Company being a publicly traded partnership within the meaning of Section 7704 of the Code and the related Treasury Regulations. The Investment Advisor's consent to any transfer, sale or assignment of any Interests prior to the date all Capital Commitments have been drawn may also be conditioned on the Investment Advisor's satisfaction with the creditworthiness of the proposed transferee or upon the posting of security for any unpaid installments of the transferor's Capital Commitment and any other sums owing. Any such transferee shall be required to execute a certificate or questionnaire in form and substance satisfactory to the Investment Advisor.

            11.2 Assumption by Assignee. Any assignment of an Interest in the Company permitted under this Article 11 shall be in writing, and shall be an assignment and Transfer of all of the assignor's rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor's agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of the assignor's Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment and the assignee shall become a Member in place of the assignor. It shall be a condition precedent to any transfer of any Interest permitted under this Article 11 that all sums due and owing by the transferor that remain unpaid are paid and that the transferee shall have executed and delivered to the Investment Advisor an agreement in form and substance satisfactory to it to the effect that the transferee agrees to be bound by all of the terms and conditions of this Agreement, and that the transferee is acquiring an interest in the Company subject hereto. The assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member.

            11.3 Other Assignments Void.

                  (a) Except as otherwise provided in this Article 11, no other Transfer by a Member of its Interest in the Company shall be permitted. Any purported Transfer of an interest in the Company not otherwise permitted by this
Article 11 shall be null and void and of no effect whatsoever.

                                   ARTICLE 12.

                              INDEPENDENT REVIEWER

            12.1 Independent Reviewer. The Company will not undertake any transaction to acquire Investment Securities unless the Independent Reviewer has issued a fairness opinion with respect to the terms and conditions of the proposed investment. It is not contemplated that the Independent Reviewer will have a role with respect to any Investment Securities after the same have been acquired. The Independent Reviewer will be independent of, and unaffiliated with, the Investment Advisor, PREI and Prudential and will have significant experience in the valuation, acquisition and trading of equity securities, including securities similar to the Investment Securities.

            12.2 Initial Independent Reviewer. The initial Independent Reviewer will be Houlihan, Lokey, Howard & Zukin Financial Advisors Inc. If the initial Independent Reviewer ceases to be the Independent Reviewer or is unable (as a result of a conflicts of interest or otherwise) to act with respect to any proposed investment, the Investment Advisor will select a replacement or substitute Independent Reviewer, as the case may be. Any replacement or substitute Independent Reviewer must be approved by Members, but will be deemed approved unless one-third in-Interest of the Unaffiliated Members object in writing to the proposed replacement or substitute within 15 days after notice with respect thereto is sent to Members.

                                   ARTICLE 13.

                     BOOKS AND RECORDS, REPORTS, TAXES, ETC.

            13.1 Books; Reports. The books and records of the Company shall be maintained, and reports shall be provided to the Members, in accordance with
Section 8 of the Investment Advisory Agreement.

            13.2 Where Maintained. The books, accounts and records of the Company shall be at all times maintained at its principal office.

            13.3 Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for Federal, state, municipal and other governmental income tax and other tax purposes. The Investment Advisor shall prepare or cause to be prepared, on an accrual basis, all Federal, state and municipal partnership tax returns required to be filed. Such tax returns shall be prepared by the Accountants, who shall sign such returns as preparers.

            13.4 Section 754 Election. Subject to Section 16.10, at the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder. Any adjustment resulting from such an election shall be reflected on the books of the Company and in the Allocated Percentage of the Members in accordance with Treasury Regulation Section 1.,704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse to the Company the reasonable out-of-pocket expenses incurred by the Company in connection with such election including, without limitation, any legal or accountants' fees; thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees; the Company shall bear the expenses of any adjustments under Section 734 of the Code.

                                   ARTICLE 14.

                                   DISSOLUTION

            14.1 Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following ("Dissolution Events"):

                  (a) The fifth (5th) anniversary of the date of the first call on any Capital Commitment)

                  (b) The sale or distribution of all or substantially all of the Company's assets;

                  (c) The unanimous written agreement of all Members to dissolve, wind up, and liquidate the Company;

                  (d) The Bankruptcy of a Member, unless Members (other than the Member subject to such Dissolution Event) both holding a majority in Interest of the Members and whose Capital Account balances exceed fifty percent (50%) of the aggregate Capital Account balances of all such Members (the "Remaining Members") consent within one hundred twenty (120) days of the Dissolution Event to the continuation of the business of the Company. If the Remaining Members consent to the continuation of the business of the Company, the Member whose actions or conduct resulted in such Dissolution Event ("Former Member") shall remain a Member of the Company and any successor-in-interest or assignee, voluntary or involuntary, of such Member shall have only rights to allocations and distributions pursuant to Article 10; and

                  (e) The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

                  The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event.

            14.2 Procedures.

                  (a) Liquidation. If the Company is dissolved, the Members shall appoint a liquidator, who shall be the Investment Advisor if the Investment Advisory Agreement has not been terminated (the "Liquidator") and the Liquidator shall cause the winding up of the affairs of the Company and the liquidation of its assets as promptly as is consistent with obtaining the fair value thereof.

                  (b) Liquidating Distributions. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the person winding up the Company's affairs to set up such cash reserves as reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation will be distributed in cash (or, in the case of Investment Securities that have not been sold or transferred, distributed in kind) to the Members in accordance with their respective positive Capital Account balances, after crediting or changing all amounts required to be credited or changed thereto under this terms of this Agreement.

                  (c) No Recourse. Each Member will look solely to the assets of the Company for all Distributions with respect to the Company, such Member's Capital Contributions thereto and its share of profits or losses, and will have no recourse therefor (upon dissolution of the Company or otherwise) against the Liquidator or any other Member.

            14.3 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Liquidator shall cause to be filed in the office of the Delaware Secretary of State a certificate of cancellation.

            14.4 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company.

                                   ARTICLE 15.

                                     NOTICES

            15.1 In Writing; Address. Unless otherwise expressly provided herein, all notices, requests, demands and other communications required or permitted under this Agreement shall (a) be in writing (including by telecopy),
(b) shall be given to the Company at the address set forth below or, in the case of the Members, at the address set forth on the signature page, and (c) shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopy notice, when received in legible form.

            All notices to the Company shall be addressed as follows:

                    c/o Prudential Real Estate Investors
                    8 Campus Drive, 4th Floor
                    Arbor Circle South
                    Parsippany, New Jersey 07054-4493
                    Attention: SVI Portfolio Manager
                    Fax No.: (973) 683-1794

                    with a copy to:

                    O'Melveny & Myers LLP
                    153 East 53rd Street
                    New York, New York 10022
                    Attention: Jacqueline A. Weiss, Esq.
                    Fax No.: (212) 326-2061

            Any party may alter the address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15.1 for the giving of notice.

                                   ARTICLE 16.

                                  MISCELLANEOUS

            16.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of law principles.

            16.2 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

            16.3 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

            16.4 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the Investors shall be third party beneficiaries hereof.

            16.5 Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the Investment Advisor's prior written consent (which shall not be unreasonably withheld), be disclosed by a Member or by a Member's agents, managers, members, representatives and employees to any person or entity that this Agreement has been signed and exists. No publicity, media communications, press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the prior written consent of the Investment Advisor, which consent shall not be unreasonably withheld. Each Member will maintain the confidentiality of information that is, to the knowledge of such Member, non-public information furnished by the Investment Advisor or any Member regarding the Company and the Investment Advisor (including information regarding any REIT or REIT Partnership) in which the Company holds, or contemplates acquiring or disposing of, any Investment Securities received by such Member pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind (including procedures relating to information sharing with Affiliates), except (a) as otherwise required by governmental regulatory agencies, self-regulating bodies, law, legal process, or litigation in which such Member is a defendant, plaintiff or other named party or (b) to directors, employees, representatives and advisors of such Member and its Affiliates who need to know the information and who are informed of the confidential nature of the information.

            16.6 Amendments; Waivers. This Agreement may be amended only by agreement in writing of a majority in-Interest of the Unaffiliated Members; provided that any amendment that materially adversely affects the Members shall require the approval of at least two-thirds in-Interest of Unaffiliated Members and provided, further, that no such amendment shall be effective if the Investment Advisor reasonably determines that such amendment could reasonably be expected to materially and adversely affect the Fund taken as a whole. Except as otherwise provided herein, no waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

            16.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction or other governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

            16.8 Qualification in Other States. If the business of the Company is carried on or conducted in any states in addition to Delaware, then the Members agree that the Company shall exist under the laws of each state in which business is actually conducted by the Company, and they severally agree to execute such other and further documents as may be required or requested in order that the Members legally may qualify the Company in such states to the extent possible.

            16.9 Consent to Jurisdiction and Litigation. All litigation relating to or arising under or in connection with this Agreement shall be brought only in the federal or state courts of competent jurisdiction located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally consents to the jurisdiction of such courts of any actions, suits or proceedings arising out of or relating to this Agreement. The parties hereto irrevocably waive any obligation of the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. No party hereto shall be entitled to immunity whatsoever, whether characterized as sovereign immunity or otherwise, from any legal proceedings to enforce the obligations hereunder. Subject to Section 6.2, in the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

            16.10 Partnership Tax Treatment: Tax Matters Partner. The Partners intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made. Prudential shall function as the "Tax Matters Partner" pursuant to Section 6231(a)(7) of the Code, and shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under the Code or any other tax laws. Contemporaneously herewith, Prudential shall execute a power of attorney authorizing the Investment Advisor to act on its behalf as Tax Matters Partner.

            16.11 Conflicts; Waiver. The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors shall in no way be prohibited from, and intend to, spend substantial time in connection with other businesses or activities, including, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Advisor and its Affiliates or associates or any of their legal, financial or other advisors may, and expect to, receive fees or other compensation from third parties for such activities, which fees will be for the benefit of their own account and not the Company. Such fees may relate to actual, contemplated or potential investments of the Company and may be payable by entities in which the Company directly or indirectly, has invested or contemplates investing. Each Member waives any and all rights of any nature whatsoever that any such Person may have to object to or participate in any such activity.

            16.12 Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            16.13 Waiver of Jury Trial. EACH PARTY HERETO, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.


                [Remainder of This Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                                          THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA


                                          By: /s/ KEVIN R. SMITH
                                             -----------------------------------
                                             Name: Kevin R. Smith
                                                  ------------------------------
                                             Title: Vice President
                                                   -----------------------------

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                                          ________________


                                          By:___________________________________
                                             Name:______________________________
                                             Title:_____________________________

Notice Address:                              ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________

                                    EXHIBIT A

                   FORM OF COUNTERPART TO OPERATING AGREEMENT

            This counterpart, dated as of ____________, _____ is delivered pursuant to Section 8.4 of the Operating Agreement dated as of October 2, 1997, by and among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA and the Members identified on the signature pages thereof. By execution of this counterpart, the entity named below agrees to be bound by the terms and conditions of such Operating Agreement, and to assume the rights and obligations of a Member thereunder, as if such entity were an original signatory thereto, and agrees that this Counterpart may be attached to the Operating Agreement and made a part thereof.


                                          MEMBER


                                          ______________________________________

                                          By:  _________________________________
                                          Its: _________________________________

Notice Address:                              ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________


                                      B-1